Exhibit 10.6

Stock Option Grant Notice	Zillow, Inc.
and Stock Option Agreement	ID:

[Name]	Option Number:
Plan: 05EP
United States	ID:

Effective _______, you have been granted a(n) Non-Qualified Stock Option to buy ______ shares of Zillow, Inc. (the Company) stock at $________ per share.

The total option price of the shares granted is $________.

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration

By your signature and the Company’s signature below, you and the Company agree that the Option is granted under and governed by the terms and conditions of the Company’s Amended and Restated 2005 Equity Incentive Plan and the Stock Option Agreement, both of which are attached and made a part of this document.

Zillow, Inc.	Date

Name	Date

ZILLOW, INC.

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement (this “Agreement”), Zillow, Inc. has granted you an Option under its Amended and Restated 2005 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon your Termination of Service and the unvested portion of the Option will terminate.

2. Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Incentive Stock Option Qualification. If so designated in your Grant Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such.

If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the grant date) of the shares of Common Stock subject to the portions of the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options. A portion of the Option may be treated as a Nonqualified Stock Option if certain events cause exercisability of the Option to accelerate.

4. Notice of Disqualifying Disposition. To the extent the Option has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise. You may be subject to the alternative minimum tax at the time of exercise. You should obtain tax advice when exercising the Option and prior to the disposition of the Shares. By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

5. Independent Tax Advice. You should obtain tax advice when exercising the Option and prior to the disposition of the Shares.

6. Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by check acceptable to the Company; (c) if permitted by the Plan Administrator for Nonqualified Stock Options, by having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have a Fair Market Value equal to the exercise price of the Option; (d) if permitted by the Plan Administrator, by using shares of Common Stock you already own; (e) if the Common Stock is registered under the Exchange Act and to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required, all in accordance with the regulations of the Federal Reserve Board; or (f) by any other method permitted by the Plan Administrator.

7. Repurchase and First Refusal Rights. So long as the Common Stock is not registered under the Exchange Act, the Company may, in its sole discretion at the time of exercise, require you to sign a stock purchase agreement, in the form to be provided, pursuant to which you will grant to the Company certain repurchase and/or first refusal rights to purchase the Shares acquired by you upon exercise of the Option. Upon request to the Company, you may review a current form of this agreement prior to exercise of the Option.

8. Market Standoff. By exercising the Option you agree that the Shares will be subject to the market standoff restrictions on transfer set forth in the Plan.

9. Treatment Upon Termination of Employment or Service Relationship. The unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Service. You may exercise the vested portion of the Option as follows:

(a) General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Termination of Service and (ii) the Option Expiration Date;

(b) Retirement or Disability. In the event of your Termination of Service due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date.

(c) Death. In the event of your Termination of Service due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date. If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

(d) Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the Plan Administrator determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Plan Administrator.

The Option must be exercised within three months after termination of employment for reasons other than death or Disability and one year after termination of employment due to Disability to qualify for the beneficial tax treatment afforded Incentive Stock Options.

It is your responsibility to be aware of the date the Option terminates.

10. Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Internal Revenue Code of 1986, the Plan Administrator, in its sole discretion, may permit you to assign or transfer the Option, subject to the terms and conditions of the Plan and such terms and conditions as specified by the Plan Administrator.

11. Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

12. Option Not an Employment or Service Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.

13. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of your Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

14. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

15. Section 409A Compliance. Notwithstanding any provision in the Plan or this Agreement to the contrary, the Plan Administrator may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A of the Code; provided, however, that the Plan Administrator makes no representations that the Option shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Option.